EXHIBIT 99.1
FIRST AMENDMENT
TO THE
WHITE ELECTRONIC DESIGNS CORPORATION
2006 DIRECTOR RESTRICTED STOCK PLAN
     Effective March 24, 2006, White Electronic Designs Corporation (the “Company”) established the White Electronic Designs Corporation 2006 Director Restricted Stock Plan (the “Plan”) for the benefit of those members of the Board of Directors of the Company who are not also employees of the Company or any subsidiary of the Company. By this instrument, the Company desires to amend the Plan to clarify the time at which the Company will make annual restricted stock awards thereunder and to amend the schedule for the lapse of the restrictions on restricted stock awards granted under the Plan.
     1. The provisions of this First Amendment shall be effective as set forth herein. This First Amendment shall amend only those Sections specified herein and those Sections not amended hereby shall remain in full force and effect
     2. Effective as of August 24, 2006, paragraph (b) of Section 6.1 of the Plan is hereby amended and restated in its entirety to provide as follows:
     (b) ANNUAL RESTRICTED STOCK AWARDS. Beginning on the day of the Company’s shareholder meeting in 2006 and immediately following the conclusion of the annual shareholder meeting in each subsequent year thereafter until and including 2015, each individual who is a Nonemployee Director immediately following the conclusion of such meeting shall receive a Restricted Stock Award for 7,500 shares of Stock.
     3. Effective as of August 24, 2006, paragraph (b) of Section 6.2 of the Plan is hereby amended and restated in its entirety to provide as follows:
     (b) LAPSE OF RESTRICTIONS. The restrictions on the Restricted Stock Awards granted under Section 6.1 will lapse under the following schedule:

i.	Restrictions on one-third of such Restricted Shares shall lapse on the first anniversary of the date upon which such Shares are granted.

ii.	Restrictions on one-third of such Restricted Shares shall lapse on the second anniversary of the date upon which such Shares are granted.

iii.	Restrictions on one-third of such Restricted Shares shall lapse on the third anniversary of the date upon which such Shares are granted.
     The Company has caused this First Amendment to be signed by its duly authorized representative.

WHITE ELECTRONIC DESIGNS CORPORATION

By:	/s/ Hamid R. Shokrgozar

Its:	Chairman, President and Chief Executive Officer

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